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EXHIBIT 99.1

Persistence Software, Inc.
1720 South Amphlett Boulevard
San Mateo, California 94402                  [Persistence logo]
650 372 3600 * 650 341 8432 Fax
www.persistence.com

                                                                   Press Release

Contact:                             Professional Investment Community and Media
--------                             -------------------------------------------
Christine Russell                    Joe Diaz or Joe Dorame
Chief Financial Officer              RCG Capital Markets Group, Inc.
Persistence Software, Inc.           480.675.0400
650.372.3648
russell@persistence.com


                    PERSISTENCE SOFTWARE REVERSE STOCK SPLIT
                             EFFECTIVE JUNE 12, 2003

         SAN MATEO, CALIF. -- JUNE 11, 2003 -- Persistence(R) Software (NASDAQ:
PRSW), a provider of data services software for distributed data access and management, today confirmed the board of directors decision to proceed with a 1-for-10 reverse stock split, after the stockholders overwhelmingly approved the reverse split proposals at the annual meeting of stockholders of the company held on June 5, 2003. The company believes that the immediate effect of the reverse split would be to increase the trading price of the company's common stock so that the company would be able to maintain compliance with Nasdaq SmallCap Market listing requirements. The reverse stock split is scheduled to take effect June 12, 2003, at which time Persistence will temporarily trade under the ticker "PRSWD" to signal to stockholders and the public that the company has implemented a reverse stock split. After 20 trading days, trading will resume under the ticker "PRSW".

         Christopher Keene, chief executive officer of Persistence Software, Inc., commented, "We believe that a reverse stock split that maintains our Nasdaq listing, providing the continued value of Nasdaq's liquidity and visibility, will send a message to our employees, customers and shareholders that we are confident in our business strategy for Data Services."

         As of June 12, 2003, stockholders will be entitled to receive one newly issued share of common stock for each 10 shares then held. No fractional shares of common stock will be issued as a result of the reverse stock split. Rather, each holder of common stock who would otherwise receive a fractional share of common stock will be entitled to receive an equivalent amount of cash in lieu of fractional shares, based on the average of the closing sales price over the ten trading days prior to June 12, 2003.

         Shortly after the effective date, stockholders will receive instructions regarding the method of exchanging the old stock certificates for new stock certificates. Stockholders need not do anything with their share certificates until they receive such instructions. U.S. Stock Transfer Corporation of Glendale, California is the Company's transfer agent and will act as the exchange agent for the purpose of implementing the exchange of stock certificates in relation to the reverse stock split.


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ABOUT PERSISTENCE
Persistence Software provides to Global 2000 companies the Data Services infrastructure to create real-time, highly scalable applications without incurring the high costs of additional hardware and replicated databases. Data Services addresses a critical need for most global companies to eliminate costs from their highly fragmented data infrastructure by creating integrated and synchronized data across the enterprise.

Founded in 1991, Persistence is a publicly traded company (NASDAQ: PRSW) with a large, established customer base. Over the past 11 years, Persistence pioneered the core data services technologies and has been awarded seven caching and mapping patents, some of which have been licensed to Sun and Cisco Systems. Persistence data services solutions power some of the world's most demanding applications, including those of Citibank, FedEx, Eurocontrol, Reuters, Sabre and Wells Fargo. Please visit http://www.persistence.com for more information.


Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements involving risks and uncertainties, which could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Persistence Software's limited operating history, potential fluctuations in our operating results, our potential need to raise cash in the future, uncertainties related to our long sales cycle, our reliance on a relatively small number of customers, our dependence on the Java programming language and the Enterprise JavaBeans standard becoming widely accepted standards, failure to manage our resources or attract and retain the services of key employees, our need to deliver products that are free of defects and errors and meet rapidly changing technology standards and customer requirements, our need to build a strong direct sales team and develop third party sales channels, our dependence on enterprise-wide system deployments, and our need to address competition from companies with substantially greater resources. Further information regarding these and other risks and uncertainties is included in our Annual Report on Form 10-K for the year ended December 31, 2002, the Form 10Q for the quarter ended March 31, 2003 and in our other filings with the Securities and Exchange Commission.(C) 2003 Persistence Software Inc. Persistence currently holds U.S. Patents Nos. 5,499,371; 5,615,362; 5,706,506; and 6,078,926. All other product, trademark, company, or service names mentioned herein are the property of their respective owners.